Exhibit 23.(b)


The Shareholders
Florida Power Corporation:

We consent to incorporation by reference in the registration statements No. 33-62210 on Form S-3, No. 33-55273 on Form S-3, and No. 33-50908 on Form S-3 of
Florida Power Corporation of our report dated January 23, 1995, relating to the balance sheets of Florida Power Corporation as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules which report appears in the December 31, 1994 annual report on Form 10-K of Florida Power Corporation.

Our report refers to a change in the methods of accounting for income taxes and postretirement benefits other than pensions.


/s/KPMG PEAT MARWICK LLP
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KPMG PEAT MARWICK LLP
St. Petersburg, Florida




March 30, 1995